Exhibit 99.1

Geeknet Announces Fourth Quarter and Full Year 2013 Financial Results
Revenue increases 12% in the 4th quarter to $74 million, and 16% for the year to $138 million

FAIRFAX, Va., February 21, 2014 /PRNewswire/ -- Geeknet, Inc. (Nasdaq: GKNT), the parent company of online retailer ThinkGeek.com, today announced financial results for the quarter and year ended December 31, 2013.

Total revenue for the fourth quarter of 2013 was $74.3 million, an increase of 12% from $66.3 million in the fourth quarter of 2012.  Net income for the fourth quarter of 2013 was $5.1 million or $0.76 per diluted share compared to net income of $6.1 million or $0.92 per diluted share for the same period a year ago. Excluding income from discontinued operations, net income from continuing operations was $4.7 million in the fourth quarter of 2012, or $0.71 per diluted share. Adjusted EBITDA for the fourth quarter of 2013 was $5.7 million, compared to an adjusted EBITDA of $7.5 million for the same period a year ago.

Revenue for 2013 grew 16% to $138.3 million. Net loss for 2013 was $0.2 million, or $0.04 per diluted share, compared to net income of $13.9 million, or $2.12 per diluted share, for 2012. 2012 net income included income from discontinued operations of $12.1 million and a $4.0 million gain from the sale of our Collabnet investment. Excluding these non-recurring items in 2012, Geeknet had a loss from operations of $2.1 million, compared to a loss from operations of $0.1 million in 2013. Adjusted EBITDA for 2013 was $3.2 million, compared to adjusted EBITDA of $2.9 million for 2012.  A reconciliation of net income or loss as reported to adjusted EBITDA is included in this release.

2013 ThinkGeek Highlights:

•	Gross margin increased to 20% vs. 18% in 2012

•	Launched over 2000 new items including over 470 exclusive items

•	Wholesale revenue increased over 200% to $22.4 million

•	Daily unique visitors were 91 million, an increase of 2% and average order value for orders received increased to $59 compared to $58 in 2012

“Overall, we had a solid performance in 2013, ending the year with 16% revenue growth and positive adjusted EBITDA ,” said Katy McCarthy, Chief Executive Officer. “Our Wholesale segment had a breakout year and expanded our reach to new customers with our exclusive products. We also invested this year in our leadership, our website and our infrastructure which should position us to take advantage of future opportunities.”

Supplemental schedules of the Company's quarterly statements of operations and operational statistics are available on the Company's web site at investors.geek.net.

A conference call and audio webcast will be held at 11:00 am ET on February 21, 2014 and may be accessed by calling (877) 348-9353 or (253) 237-1159 outside the U.S., or by visiting investors.geek.net. A dial in replay will be available from 2:00 PM ET February, 21, 2014 until 11:59PM ET February 23, 2014 by calling (855) 859-2056 or (404) 537-3406, with conference ID 81544069.
About Geeknet, Inc.
ThinkGeek, a wholly owned subsidiary of Geeknet, Inc. (NASDAQ: GKNT), is the premier retailer for the global geek community.  Since 1999, ThinkGeek has been creating a world where everyone can express their inner geek, embrace their passions, and connect with each other.  Our obsession is creating and sharing unique and authentic product experiences that stimulate our fans’ imaginations and fuel their geek core.  We believe that there is a geek in everyone and that it should be celebrated.  Want to learn more?  Check out thinkgeek.com or geek.net.

Use of Non-GAAP Financial Measures
In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, we also report adjusted EBITDA. The method we use to calculate adjusted EBITDA is not in accordance with GAAP, is likely to differ from the methods used by other companies for similarly titled measures and should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

We believe that adjusted EBITDA provides useful information to both management and investors and is an additional measurement which may be used to evaluate our operating performance. Our management and Board of Directors use adjusted EBITDA as part of their reporting and planning process and it is the primary measure we use to evaluate our operating performance. In addition, we have historically reported adjusted EBITDA to the investment community. We also believe that the financial analysts who regularly follow and report on us and the business sector in which we compete use adjusted EBITDA to prepare their financial performance estimates to measure our performance against other sector participants and to project our future financial results.

We define adjusted EBITDA as earnings or loss from continuing operations before gain on sale of non-marketable securities, interest and other expense, income taxes, stock-based compensation and depreciation. Adjusted EBITDA excludes certain expenses that we believe are not directly related to our core operating results. Although some of the items may recur on a regular basis, management does not consider activities associated with these items as core to its operations. With respect to stock-based compensation, we recognize expenses associated with stock-based compensation that require management to make assumptions about our common stock, such as expected future stock price volatility, the anticipated duration of outstanding stock options and awards and the forfeiture rate. While other forms of expenses (such as cash compensation, inventory costs and real estate costs) are reasonably correlated to our underlying business and such costs are incurred principally or wholly in the particular fiscal period being reported, stock-based compensation expense is not reasonably correlated to the particular fiscal period in question, but rather is based on expected future events that have no relationship (and in certain instances, an inverse relationship) with how well we currently operate our business.

NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations, and involve risks and uncertainties. Forward-looking statements contained herein include statements regarding our ability to take advantage of future business opportunities. Actual results may differ materially from those expressed or implied in such forward-

looking statements due to various factors, including: popularity and demand for our retail products; management’s strategy, plans and objectives for future operations; employee relations and our ability to attract and retain highly qualified personnel; our ability to continue to invest in developing and acquiring new products; competition, competitors and our ability to compete; liquidity and capital resources; the outcome of any litigation to which we are a party; our accounting policies; and sufficiency of our cash resources and investments to meet our operating and working capital requirements. Investors should consult our filings with the Securities and Exchange Commission, sec.gov, including the risk factors section of our Annual Report on Form 10-K for the year ended December 31, 2013, for further information regarding these and other risks of our business. All forward-looking statements included in this press release are based upon information available to us as of the date hereof, and we do not assume any obligations to update such statements or the reasons why actual results could differ materially from those projected in such statements.

GKNT-F

 GEEKNET, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data, unaudited)

	Year Ended December 31,		Three Months Ended December 31,
	2013	2012	2013	2012

Net revenue	$138,262	$118,913	$74,338	$66,339
Cost of revenue	111,145	97,848	59,500	52,192
Gross margin	27,117	21,065	14,838	14,147
Operating expenses:
Sales and marketing	11,888	9,184	6,130	4,095
Technology and design	6,076	3,968	1,721	1,176
General and administrative	9,296	10,001	1,922	2,372
Total operating expenses	27,260	23,153	9,773	7,643
(Loss) income from operations	(143)	(2,088)	5,065	6,504
Gain on sale of non-marketable securities	—	4,021	—	—
Interest and other (expense) income, net	(24)	(122)	1	(63)
(Loss) income before income taxes	(167)	1,811	5,066	6,441
Income tax provision	—	6	—	1,765
Net (loss) income from continuing operations	(167)	1,805	5,066	4,676
(Loss) income from discontinued operations, net of tax	(67)	12,102	3	1,380
Net (loss) income	$(234)	$13,907	$5,069	$6,056
(Loss) income per share from continuing operations:
Basic	$(0.03)	$0.28	$0.76	$0.71
Diluted	$(0.03)	$0.28	$0.76	$0.71
(Loss) income per share from discontinued operations:
Basic	$(0.01)	$1.87	$—	$0.21
Diluted	$(0.01)	$1.85	$—	$0.21
Net (loss) income per share:
Basic	$(0.04)	$2.15	$0.76	$0.92
Diluted	$(0.04)	$2.12	$0.76	$0.92
Shares used in per share calculations:
Basic	6,620	6,466	6,638	6,551
Diluted	6,620	6,556	6,698	6,607

GEEKNET, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

	December 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$ 53,084	$ 57,294
Accounts receivable, net of allowance of $6 and $14 as of December 31, 2013 and December 31, 2012, respectively	9,719	1,050
Inventories, net	20,186	16,657
Prepaid expenses and other current assets	4,202	7,013
Total current assets	87,191	82,014
Property and equipment, net	2,465	3,523
Other long-term assets	50	335
Total assets	$ 89,706	$ 85,872

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$ 10,250	$ 10,192
Deferred revenue	2,828	2,303
Accrued liabilities and other	6,661	4,265
Total current liabilities	19,739	16,760
Other long-term liabilities	—	29
Total liabilities	19,739	16,789
Commitments and Contingencies (Note 4)
Stockholders’ equity:
Preferred stock, $0.001 par value; 1,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value; authorized — 25,000; issued — 6,901 and 6,738 shares, as of December 31, 2013 and December 31, 2012, respectively; outstanding — 6,639 and 6,555 shares as of December 31, 2013 and December 31, 2012, respectively	7	7
Treasury stock, 263 shares at December 31, 2013 and 183 shares at December 31, 2012	(3,479)	(2,182)
Additional paid-in capital	816,826	814,411
Accumulated other comprehensive income	16	16
Accumulated deficit	(743,403)	(743,169)
Total stockholders’ equity	69,967	69,083
Total liabilities and stockholders’ equity	$ 89,706	$ 85,872

GEEKNET, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	Year Ended December 31,
	2013	2012
Cash flows from operating activities from continuing operations:
Net (loss) income	$(234)	$13,907
Loss (income) from discontinued operations, net of tax	67	(12,102)
(Loss) income from continuing operations	(167)	1,805
Adjustments to reconcile (loss) income from continuing operations to net cash used in operating activities:
Depreciation	1,258	1,394
Stock-based compensation expense	2,070	3,559
Provision for bad debts	70	38
Change in reserve for excess and obsolete inventory	(15)	120
Gain on sale of non-marketable securities	—	(4,021)
Loss on sale of assets, net	16	53
Changes in assets and liabilities:
Accounts receivable	(8,739)	(322)
Inventories	(3,514)	(7,842)
Prepaid expenses and other assets	96	(1,855)
Accounts payable	58	4,636
Deferred revenue	525	744
Accrued liabilities and other	2,396	122
Other long-term liabilities	(29)	(314)
Net cash used in operating activities	(5,975)	(1,883)
Cash flows from investing activities:
Purchase of property and equipment	(216)	(113)
Proceeds from sale of non-marketable equity investment	—	6,000
Proceeds from sale of discontinued operations	3,000	17,000
Transaction costs from sale of discontinued operations	—	(1,100)
Net cash provided by investing activities	2,784	21,787
Cash flows from financing activities:
Proceeds from issuance of common stock	317	355
Repurchase of stock	(1,297)	(1,204)
Net cash used in financing activities	(980)	(849)
Cash flows from discontinued operations:
Net cash (used in) provided by operating activities	(39)	2,395
Net cash used in investing activities	—	(1,066)
Net cash (used in) provided by discontinued operations	(39)	1,329
Net change in cash and cash equivalents	(4,210)	20,384
Cash and cash equivalents, beginning of year	57,294	36,910
Cash and cash equivalents, end of period	$53,084	$57,294

GEEKNET, INC.
RECONCILIATION OF NET (LOSS) INCOME TO ADJUSTED EBITDA
(In thousands, unaudited)

	Year Ended December 31,		Three Months Ended December 31,
	2013	2012	2013	2012
Net (loss) Income - as reported	$(234)	$13,907	$5,069	$6,056
Reconciling items:
Loss (income) from discontinued operations - net of tax	67	(12,102)	(3)	(1,380)
Gain on sale of non-marketable securities	—	(4,021)	—	—
Interest and other expense (income), net	24	122	(1)	63
Income taxes provision	—	6	—	1,765
Stock-based compensation expense included in cost of revenues	(81)	376	20	107
Stock-based compensation expense included in operating expenses	2,151	3,183	297	609
Depreciation	1,258	1,394	308	318
Adjusted EBITDA	$3,185	$2,865	$5,690	$7,538

GEEKNET, INC.
Segment Data
(In thousands, unaudited)

	Website	Wholesale	Total Company
Year Ended December 31, 2013
Net revenue	$115,909	$22,353	$138,262
Cost of revenue	96,458	14,687	111,145
Gross margin	19,451	7,666	27,117
Gross margin %	16.8%	34.3%	19.6%

Year Ended December 31, 2012
Net revenue	$111,938	$6,975	$118,913
Cost of revenue	92,758	5,090	97,848
Gross margin	19,180	1,885	21,065
Gross margin %	17.1%	27.0%	17.7%

Year Ended December 31, 2011
Net revenue	$93,691	$5,366	$99,057
Cost of revenue	79,568	4,034	83,602
Gross margin	14,123	1,332	15,455
Gross margin %	15.1%	24.8%	15.6%

CONTACT: ir@geek.net for Geeknet, Inc.